Exhibit 99.2

First Commonwealth Financial Corporation Expands its Columbus, Ohio Footprint
with Acquisition of DCB Financial Corp

INDIANA, PA and LEWIS CENTER, OH, October 3, 2016 — First Commonwealth Financial Corporation (“First Commonwealth”) (NYSE: FCF) and DCB Financial Corp (“DCB Financial”) (OTCPink: DCBF) today jointly announced the signing of a definitive Agreement and Plan of Merger providing for the merger of DCB Financial with and into First Commonwealth in a stock and cash transaction valued at approximately $14.50 per share, or approximately $106 million in the aggregate. Following the merger of the parent holding companies, DCB Financial’s subsidiary, The Delaware County Bank & Trust Company, will merge with and into First Commonwealth’s subsidiary, First Commonwealth Bank.

The acquisition of the Delaware County-based bank will provide First Commonwealth with approximately $556 million in total assets, $467 million in total deposits, $397 million in total loans and nine full-service banking offices in the Columbus MSA. The transaction represents a continuation of First Commonwealth’s Ohio growth strategy, and builds upon its recently announced acquisition of 13 branches in northern Ohio and its acquisition of Columbus-based First Community Bank in 2015.

Under the terms of the Agreement and Plan of Merger, which has been unanimously approved by the board of directors of both companies, DCB Financial shareholders will be entitled to receive either 1.427 shares of First Commonwealth common stock or $14.50 in cash for each DCB Financial common share. Subject to proration to ensure that the aggregate merger consideration is comprised of 80% First Commonwealth common stock and 20% cash, DCB Financial shareholders may elect to specify the number of their shares to exchange for the cash consideration and the number of their shares to exchange for the stock consideration. The merger is expected to qualify as a tax-free reorganization. The merger is expected to be completed in the second quarter of 2017, subject to certain closing conditions, including approval by DCB Financial shareholders and approval by appropriate bank regulatory authorities.

“We could not be more pleased to welcome DCB Financial’s customers and employees to First Commonwealth,” said T. Michael Price, First Commonwealth’s Chief Executive Officer. “DCB Financial’s customer-focused culture is a perfect fit with First Commonwealth’s core values. This expansion into central Ohio will enable us to help a broader range of central Ohio families and businesses reach their financial goals.”

“First Commonwealth, like us, is the bank that works for you,” said Ron Seiffert, President and Chief Executive Officer of DCB Financial. “We are happy to be partnering with a bank that is just as committed to our community banking philosophy and our core markets as we are. Our customers will enjoy a broader range of products and services, while still receiving the same high level of community bank service to which they’ve been accustomed.”

Excluding certain one-time merger charges, the transaction is anticipated to be approximately 4% accretive to First Commonwealth’s earnings in 2017, and approximately 7% accretive to earnings in 2018 once anticipated cost savings are fully phased in. Estimated tangible book value dilution at closing of less than 4% is expected to be earned back in less than 5 years using the “cross-over” method, including estimated one-time charges.

As a result of the merger, First Commonwealth will add one DCB Financial director to its board of directors.

ADVISORS

FBR Capital Markets & Co. served as financial advisor and Squire Patton Boggs (US) LLP served as legal counsel to First Commonwealth. Keefe, Bruyette & Woods, Inc. served as financial advisor and Porter, Wright, Morris & Arthur LLP served as legal counsel to DCB Financial.

INVESTOR CALL DETAILS

An investor presentation related to this transaction is available on First Commonwealth’s website at www.fcbanking.com/investorrelations. First Commonwealth will host a conference call this afternoon to discuss the transaction. The call will begin at 2:00 p.m., Eastern Time. To access the call, please dial 1-844-792-3645. A listen-only live webcast of the call will be available at www.fcbanking.com/investorrelations. A replay of today’s call will also be available for 30 days following the conclusion of the call by dialing 1-877-344-7529 and entering the conference ID 10094062.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

First Commonwealth and DCB Financial will file a proxy statement/prospectus and other relevant documents with the SEC in connection with the merger.

THE SHAREHOLDERS OF DCB FINANCIAL ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

The proxy statement/prospectus and other relevant materials (when they become available), and any other documents First Commonwealth and DCB Financial have filed with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents First Commonwealth has filed with the SEC by contacting Matthew C. Tomb, Chief Risk Officer and General Counsel, First Commonwealth, 601 Philadelphia Street, Indiana, PA 15701, telephone: (800) 711-2265; and may obtain free copies of the documents DCB Financial has filed with the SEC by contacting Daniel Mohr, Chief Financial Officer, DCB Financial, 110 Riverbend Avenue, Lewis Center, Ohio 43035, telephone: (740) 657-7510.

DCB Financial and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders of DCB Financial in connection with the proposed merger. Information concerning such participants’ ownership of DCB Financial common shares will be set forth in the proxy statement/prospectus relating to the merger when they become available. This communication does not constitute an offer of any securities for sale.

About First Commonwealth

First Commonwealth (NYSE: FCF), headquartered in Indiana, Pennsylvania, is a financial services company with $6.7 billion in total assets and 109 banking offices in 17 counties throughout western and central Pennsylvania and central Ohio, as well as a Corporate Banking Center in northeast Ohio and mortgage offices in Stow and Dublin, Ohio. First Commonwealth provides a full range of commercial banking, consumer banking, mortgage, wealth management and insurance products and services through its subsidiaries First Commonwealth Bank and First Commonwealth Insurance Agency. For more information about First Commonwealth or to open an account today, please visit www.fcbanking.com.

About DCB Financial

DCB Financial is a financial holding company formed under the laws of the State of Ohio. The Company is the parent of The Delaware County Bank & Trust Company, a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its nine full-service and four limited-service branch offices located in Central Ohio. The Bank provides customary retail and commercial banking and cash management services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, commercial leases, SBA loans, real estate mortgage loans, night depository facilities and trust and personalized wealth management services.

Forward-looking Statements:

This joint press release of First Commonwealth and DCB Financial contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act, relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of First Commonwealth and DCB Financial.

Forward-looking statements are typically identified by words such as “believe”, “plan”, “expect”, “anticipate”, “intend”, “outlook”, “estimate”, “forecast”, “will”, “should”, “project”, “goal”, and other similar words and expressions. These forward-looking statements involve certain risks and uncertainties. In addition to factors previously disclosed in First Commonwealth and DCB Financial reports filed with the SEC and those identified elsewhere in this press release, the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance: ability to obtain regulatory approvals in a timely manner and without significant expense or other burdens; ability to meet other closing conditions to the merger, including approval by DCB Financial shareholders; delay in closing the merger; difficulties and delays in integrating the businesses of DCB Financial and First Commonwealth or fully realizing cost savings and other benefits; business disruption following the Merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of First Commonwealth products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize anticipated cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and the actions and policies of the federal and state bank regulatory authorities and legislative and regulatory actions and reforms. First Commonwealth and DCB Financial undertake no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

CONTACT

Media Relations
Amy Jeffords
Assistant Vice President / Communications and Community Relations
Phone: 724-463-6806
E-mail: AJeffords@fcbanking.com

Investor Relations
Ryan M. Thomas
Vice President / Finance and Investor Relations
Phone: 724-463-1690
E-mail: RThomas1@fcbanking.com